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                                                                    Exhibit 8(f)

                              FEE WAIVER AGREEMENT

     THIS FEE WAIVER AGREEMENT (this "Agreement") is entered into as of the ___ day of __________, 2000, by and between Mercury QA Strategy Series, Inc. (the "Corporation") on behalf of each of its series (each a "Fund" and collectively the "Funds") and Mercury Asset Management US, a division of Fund Asset Management, L.P., the investment Adviser and administrator of the Corporation (the "Administrator").

                                   RECITALS:

     WHEREAS, the Corporation on behalf of the Funds and the Administrator are parties to an Administrative Agreement (the "Administrative Agreement") dated as of ____________, 2000, pursuant to which the Administrator is entitled to receive for its services to the Funds under the Administration Agreement monthly compensation at the annual rate of 0.35% of the average daily net assets of each Fund (the "Administrative Fee");

     WHEREAS, the Administrator desires to waive the Administrative Fee; and

     WHEREAS, shareholders of each Fund will benefit from the ongoing waiver by incurring lower Fund operating expenses than they would absent such waiver.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereto agrees as follows:

     1. Waiver of Administrative Fee; Duration. The Administrator hereby waives the entire Administrative Fee. This contractual waiver shall be effective for the Funds' current fiscal year and for fiscal years thereafter unless the Administrator shall notify the Corporation on behalf of the Funds of the termination of this contractual fee waiver not less than 30 days prior to the end of the then current fiscal year.

     2. Acknowledgments of Administrator. The Administrator hereby acknowledges that the Corporation will rely on this Agreement in preparing a registration statement on Form N-1A and any amendments and supplements thereto and in accruing the Funds' expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Corporation to do so.

     3. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

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     4.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.


     IN WITNESS WHEREOF, the Administrator and the Corporation have executed this Agreement as of the date and year first set forth above.

                                     MERCURY ASSET MANAGEMENT US,
                                     a division of FUND ASSET MANAGEMENT, L.P.

                                       By: PRINCETON SERVICES, INC.,
                                       General Partner
                                       By:
                                          -----------------------------
                                             Name:
                                             Title:

                                     MERCURY QA STRATEGY SERIES, INC.
                                     on behalf of all of its series

                                     By:
                                        ------------------------------
                                          Name:
                                          Title:

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